Exhibit (d)(9)

Execution Version

INTERIM INVESTORS AGREEMENT

by and among

Denali Holding Inc.,

Michael S. Dell,

Susan Lieberman Dell Separate Property Trust,

MSDC Management, L.P.,

Silver Lake Partners III, L.P.,

Silver Lake Partners IV, L.P.

Silver Lake Technology Investors III, L.P., and,

for purposes of Sections 2.7.2, 2.12.2, 2.12.6, 2.20 and Article III only,

Michael S. Dell 2009 Gift Trust and Susan L. Dell 2009 Gift Trust

Dated as of February 5, 2013

i

3.10	WAIVER OF JURY TRIAL	27
3.11	Exercise of Rights and Remedies	27
3.12	Other Agreements; Assignment	27
3.13	No Representations or Duty	27
3.14	General	28
3.15	Gift Trusts	28

- ii -

This INTERIM INVESTORS AGREEMENT (this “Agreement”) is made as of February 5, 2013 by and among Denali Holding Inc., a Delaware corporation (“Parent”), Michael S. Dell (“MD”) and Susan Lieberman Dell Separate Property Trust (together with MD, the “MD Investors”), MSDC Management, L.P., a Delaware limited partnership (together with its affiliated investment funds, “MSDC Investor”), Silver Lake Partners III, L.P., a Delaware limited partnership (“SLP III”), Silver Lake Partners IV, L.P., a Delaware limited partnership (“SLP IV”) and Silver Lake Technology Investors III, L.P., a Delaware limited partnership (“SLTI III”, with SLP III and SLP IV, collectively the “Equity Investors”, and together with the MD Investors and MSDC Investor, the “Investors”) and, for purposes of Sections 2.7.2, 2.12.2, 2.12.6, 2.20 and Article III only, Michael S. Dell 2009 Gift Trust, created on May 3, 2009 pursuant to the exercise of a power of appointment by Susan L. Dell over the MSD 1997 Gift Trust and naming Susan L. Dell as trustee thereof, and Susan L. Dell 2009 Gift Trust, created on May 4, 2009 pursuant to the exercise of a power of appointment by Steven A. Lieberman over the SLD 1997 Gift Trust and naming Steven A. Lieberman as trustee thereof (together, the “Gift Trusts”).

RECITALS

WHEREAS, on the date hereof, Parent, Denali Intermediate Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Intermediate”), Denali Acquiror Inc., a Delaware corporation and wholly-owned subsidiary of Intermediate (“Merger Sub”), and Denali Inc., a Delaware corporation (the “Company”), have executed an Agreement and Plan of Merger (as amended or modified from time to time in compliance with this Agreement, the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Intermediate;

WHEREAS, SLP III and SLP IV have, on the date hereof, executed an equity financing commitment letter in favor of Parent (as amended or modified from time to time in compliance with this Agreement, the “Equity Investors Commitment Letter”) in which SLP III and SLP IV have agreed, subject to the terms and conditions set forth therein, to fund the Equity Investor Commitment (as hereinafter defined) to Parent;

WHEREAS, the MD Investors have, on the date hereof, executed a rollover and equity financing commitment letter in favor of Parent (as amended or modified from time to time in compliance with this Agreement, the “MD Investors Commitment Letter”) in which (i) the MD Investors have agreed, subject to the terms and conditions set forth therein, to transfer, contribute and deliver to Parent the Rollover Commitment (as hereinafter defined) and (ii) MD has agreed, subject to the terms and conditions set forth therein, to fund the Cash Commitment (as hereinafter defined) to Parent;

WHEREAS, MSDC Investor has, on the date hereof, executed an equity financing commitment letter in favor of Parent (as amended or modified from time to time in compliance with this Agreement, the “MSDC Investor Commitment Letter”) in which MSDC Investor has agreed, subject to the terms and conditions set forth therein, to fund the MSDC Cash Commitment (as hereinafter defined) to Parent;

WHEREAS, each of (i) MD, (ii) SLP III and (iii) SLP IV, has, on the date hereof, executed a limited guarantee in favor of the Company (each, as amended or modified from time to time, a “Limited Guarantee”) relating to certain of Parent’s obligations under the Merger Agreement;

WHEREAS, the Investors and Parent wish to agree to certain terms and conditions that will govern the actions of Parent and the relationship among the Investors with respect to the Merger Agreement, the Equity Investors Commitment Letter, the MD Investors Commitment Letter, the MSDC Investor Commitment Letter and the Limited Guarantees, and the transactions contemplated by each.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

EFFECTIVENESS; DEFINITIONS

1.1 Effectiveness. This Agreement shall become effective on the date hereof and shall terminate upon the earlier of (a) the Closing and (b) the termination of the Merger Agreement in accordance with its terms; provided, however, that notwithstanding the foregoing:

(i) the provisions set forth in Article I (Effectiveness; Definitions), Section 2.5 (Stockholders Agreement) (but only to the extent that the Stockholders Agreement Documents (as hereinafter defined) have not been entered into by the applicable parties thereto as of the Closing), Section 2.8.1 (Expenses) and Article III (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement pursuant to the foregoing clause (a) in accordance with its terms;

(ii) the provisions set forth in Article I (Effectiveness; Definitions), Section 2.1.2 (Actions Under the Merger Agreement and Securities Purchase Agreement), Section 2.8.2 (Expenses), Section 2.9 (Company Termination Payment), Sections 2.12.1(a)-(c), Sections 2.12.2(a)-(e), Sections 2.12.3-2.12.5 (Representations and Warranties), Section 2.15 (Contribution With Respect to Limited Guarantees), Section 2.16 (Indemnification) and Article III (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement pursuant to the foregoing clause (b) in accordance with its terms; and

(iii) any liability for failure to comply with this Agreement shall survive termination of this Agreement.

1.2 Definitions.

(a) Certain terms are used in this Agreement as specifically defined herein. Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement.

(b) For purposes of this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning ascribed thereto in the Preamble.

“Affiliate” has the meaning ascribed thereto in the Merger Agreement.

“Allocable Expenses” has the meaning ascribed thereto in Section 2.8.2.

“Board” has the meaning ascribed thereto in Section 2.10.

“Cash Commitment” has the meaning ascribed thereto in the MD Investors Commitment Letter.

“Closing” has the meaning ascribed thereto in the Merger Agreement.

“Closing Conditions” has the meaning ascribed thereto in Section 2.1.1.

“Co-Investor” means any SLP Co-Investor, MD Co-Investor or MSDC Co-Investor, as each such term is defined in Exhibit A attached hereto.

“Code” has the meaning ascribed thereto in Section 2.17.

“Commitment” has the meaning ascribed thereto in the Equity Investors Commitment Letter.

“Company” has the meaning ascribed thereto in the Recitals.

“Company Board” has the meaning set forth in the Merger Agreement.

“Company Common Stock” means shares of common stock, par value $0.01 per share, of the Company.

“Company Stock Options” means options to acquire Company Common Stock.

“Company RSU Awards” has the meaning set forth in the Merger Agreement.

“Confidential Information” has the meaning ascribed thereto in Section 3.7.

“Debt Commitment Letter” has the meaning ascribed thereto in Section 2.2.

“Denali Agreements” means this Agreement, the Merger Agreement, the Voting Agreement, the Equity Investors Commitment Letter, the MD Investors Commitment Letter, the MSDC Investor Commitment Letter and the Debt Commitment Letter.

“DGCL” means the General Corporation Law of the State of Delaware.

“Equity Investors” has the meaning ascribed thereto in the Preamble.

“Equity Investors Commitment Letter” has the meaning ascribed thereto in the Recitals.

“Funding Percentage” means the percentage set forth opposite such Investor’s name under the column labeled “Funding Percentage” on Exhibit C attached hereto.

“group” has the meaning ascribed thereto in Section 13(d) of the Securities Act.

“Indemnifiable Losses” has the meaning ascribed thereto in Section 2.16.

“Indemnified Investors” has the meaning ascribed thereto in Section 2.16.

“Indemnifying Investor” has the meaning ascribed thereto in Section 2.16.

“Intermediate” has the meaning ascribed thereto in the Recitals.

“Investor Commitment Letter” means any of the MD Investors Commitment Letter, the Equity Investors Commitment Letter and the MSDC Investor Commitment Letter, copies of which are attached hereto as Exhibit B-1, Exhibit B-2 and Exhibit B-3, respectively.

“Investor Commitments” means, with respect to any Investor, the amount set forth opposite such Investor’s name under the column labeled “Investor Commitment” on Exhibit C attached hereto.

“Investors” has the meaning ascribed thereto in the Preamble.

“Limited Guarantee” has the meaning ascribed thereto in the Recitals.

“MD” has the meaning ascribed thereto in the Preamble.

“MD Investors” has the meaning ascribed thereto in the Preamble.

“MD Investors Commitment Letter” has the meaning ascribed thereto in the Recitals.

“MD Related Party” has the meaning ascribed thereto in Exhibit A attached hereto.

“Merger” has the meaning ascribed thereto in the Recitals.

“Merger Agreement” has the meaning ascribed thereto in the Recitals.

“Merger Sub” has the meaning ascribed thereto in the Recitals.

“MSDC Cash Commitment” has the meaning ascribed thereto in the MSDC Investor Commitment Letter.

“MSDC Investor Commitment Letter” has the meaning ascribed thereto in the Recitals.

“MSDC Investor” has the meaning ascribed thereto in the Preamble.

“MSDC Related Parties” has the meaning ascribed thereto in Section 3.5.

“MSDC Related Party” has the meaning ascribed thereto in Section 3.5.

“Option Offer” has the meaning ascribed thereto in Section 2.6.6.

“Parent” has the meaning ascribed thereto in the Preamble.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Damages” has the meaning ascribed thereto in Section 2.16.

“Parent Disclosure Letter” has the meaning ascribed thereto in the Merger Agreement.

“Parent Party” has the meaning ascribed thereto in the Merger Agreement.

“Parent Stock Options” means options to acquire Parent Common Stock.

“Permitted Transferee” has the meaning ascribed thereto in Exhibit A attached hereto.

“Proposed Amended Agreements” has the meaning ascribed thereto in Section 2.1.2.

“Representatives” means, with respect to any person, such person’s subsidiaries and their respective officers, directors, employees, consultants, agents, advisors, Affiliates and other representatives.

“Requisite Investors” means both of MD and the Equity Investors.

“Rollover Commitment” has the meaning ascribed thereto in the MD Investors Commitment Letter.

“Rollover Shares” has the meaning set forth in Section 2.12.5.

“RSU Offer” has the meaning ascribed thereto in Section 2.6.7.

“Securities Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of the date hereof, between the Subordinated Securities Purchaser and Parent.

“Sell-Down” has the meaning ascribed thereto in Section 2.6.4.

“Shares” has the meaning ascribed thereto in the Merger Agreement.

“SLP III” has the meaning ascribed thereto in the Preamble.

“SLP IV” has the meaning ascribed thereto in the Preamble.

“SLP Related Parties” has the meaning ascribed thereto in Section 3.5.

“SLP Related Party” has the meaning ascribed thereto in Section 3.5.

“SLTI III” has the meaning ascribed thereto in the Preamble.

“Stockholder Agreement Documents” has the meaning ascribed thereto in Section 2.5.

“Subordinated Securities Purchaser” means Microsoft Corporation, a Washington corporation.

“Transaction Agreements” has the meaning ascribed thereto in Section 2.1.1.

“Transfer” has the meaning ascribed thereto in Section 2.7.1.

“Voting Agreement” has the meaning ascribed thereto in Section 2.18.

1.3 Other Definitional and Interpretive Matters. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. When used herein:

(a) the word “or” is not exclusive unless the context clearly requires otherwise;

(b) the word “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(c) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(d) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; and

(e) all section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.

1.4 Absence of Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

1.5 Headings. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

ARTICLE II

AGREEMENTS AMONG THE INVESTORS

2.1 Actions Under the Merger Agreement and Securities Purchase Agreement.

2.1.1 Generally. The Requisite Investors, acting jointly, may cause Parent to take any action or refrain from taking any action in order for Parent to comply with its obligations, satisfy its closing conditions or exercise its rights under the Merger Agreement and the Securities Purchase Agreement and all related exhibits, schedules, annexes, documents, agreements and instruments (collectively, the “Transaction Agreements”), including, without limitation, determining that the conditions to closing specified in Section 6.1 and 6.3 of the Merger Agreement and Section 5.1 of the Securities Purchase Agreement (collectively, the “Closing Conditions”) have been satisfied, waiving compliance with any covenants, agreements and Closing Conditions contained in the Transaction Agreements, amending or modifying the Transaction Agreements (including any amendment adverse to Parent, Intermediate, Merger Sub or the Investors, including with respect to the Merger Consideration, Company Termination Payment, Parent Termination Fee or otherwise) and determining to close the Merger or the transactions contemplated by the Securities Purchase Agreement. Neither Parent, Intermediate nor Merger Sub shall, and the Investors shall not permit Parent, Intermediate or Merger Sub to, determine that the Closing Conditions have been satisfied, waive compliance with any covenants, agreements and/or Closing Conditions contained in the Transaction Agreements, amend, supplement, modify or terminate any Investor Commitment Letter or any Transaction Agreement, assign any rights or obligations under any of the foregoing, determine to close the Merger or the transactions contemplated by the Securities Purchase Agreement, or take any other action with respect to, pursuant to or in connection with the Transaction Agreements or any of them, in each case unless such action has been approved in writing in advance by the Requisite Investors. Notwithstanding the foregoing, (x) MD shall have the sole and exclusive right to cause Parent to terminate the Merger Agreement pursuant to Section 7.1(d)(iii)(A) thereof, (y)

Parent shall, and the Equity Investors hereby irrevocably consent and agree that Parent shall, terminate the Merger Agreement pursuant to Section 7.1(d)(iii)(A) thereof immediately upon receipt of written notice by MD to so terminate the Merger Agreement and (z) MD agrees not to cause Parent to terminate or otherwise provide the Equity Investors written notice of termination in accordance with the foregoing clauses (x) and (y) unless and until Parent is entitled to terminate the Merger Agreement pursuant to Section 7.1(d)(iii)(A) thereof.

2.1.2 Certain Matters. In the event that the Company provides Parent, Intermediate or Merger Sub notice pursuant to Section 5.3(f)(i) of the Merger Agreement, (i) the MD Investors and the Equity Investors shall promptly and in good faith discuss whether to make adjustments in the terms and conditions of the Merger Agreement and the Financing as would permit the Company and the Special Committee or the Company Board not to (x) effect a Change of Recommendation or (y) allow the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement with respect to such Superior Proposal and (ii) to the extent that the Equity Investors desire to, the Requisite Investors shall cause Parent to promptly and in good faith discuss and negotiate with the Company and its Representatives (as defined in the Merger Agreement) to make such adjustments. In connection therewith, if, during or after such discussions and negotiations between and among the Equity Investors, the MD Investors and the Company, the Equity Investors inform the MD Investors in writing that (A) the Equity Investors desire to make such adjustments, (B) the Equity Investors have, or have arranged, the necessary incremental equity or debt financing to do so (including proposed amendments to the Debt Commitment Letter) (it being understood that the MD Investors shall not be obligated to commit additional equity financing in connection therewith), (C) the valuation of the Rollover Shares for purposes of the contribution of such Rollover Shares to Parent for shares of Parent Common Stock in any such proposed amended agreements (the “Proposed Amended Agreements”), as a percentage of the purchase price to be paid per share of Company Common Stock in the revised merger proposal, is no less favorable to the MD Investors than the valuation of the Rollover Shares in connection with the Superior Proposal set forth in the notice pursuant to Section 5.3(f)(i) of the Merger Agreement, as a percentage of the purchase price to be paid per share of Company Common Stock in such Superior Proposal, and (D) such Proposed Amended Agreements are otherwise the same as the Denali Agreements as in effect on the date hereof other than for such adjustments as are necessary for the Company and the Special Committee or the Company Board not to take the actions contemplated in clauses (x) and (y) of the immediately preceding sentence, if the MD Investors inform the Equity Investors that they desire to make such adjustments on the terms described above, then, unless the MD Investors inform the Equity Investors that they have determined that the purchase price per share of Company Common Stock to be proposed in such revised merger proposal is higher than the highest per share price at which they are willing to provide equity financing for an acquisition of the Company, Parent, the Equity Investors, the MD Investors and MSDC Investor shall submit a revised proposal to the Company on such terms and, to the extent such revised proposal is accepted by the Company, enter into all necessary agreements to effect such revised proposal and the transactions contemplated thereby. Except for the restrictions contained in the Voting Agreement as in effect on the date hereof, the MD Investors shall not enter into any agreement that prevents them, prior to termination of the Merger Agreement, from (i) entering into or conducting discussions or negotiations with the Equity Investors, (ii) modifying or changing their agreements, arrangements or understandings with Parent and/or the Equity Investors or (iii) participating in any proposal to modify the terms of the Merger Agreement or agreeing to any such modification.

2.2 Debt Financing. The Requisite Investors shall jointly oversee and control the efforts of Parent (and/or any of its direct or indirect Subsidiaries on the Closing Date) to (i) negotiate, market, syndicate, enter into and borrow under definitive agreements relating to the Debt Financing and cause the Debt Financing to be provided at the Closing to Parent or its direct or indirect Subsidiaries on the Closing Date and (ii) arrange for, market, negotiate and enter into definitive agreements relating to the issuance of bonds, and causing such bonds to be issued at the Closing, in each of the case of the foregoing clauses (i) and (ii), on the terms set forth in the debt commitment letter (the “Debt Commitment Letter”) attached as Exhibit D hereto and/or such additional or modified terms as the Requisite Investors may approve in accordance with the Merger Agreement. The terms of the definitive agreements providing for the Debt Financing shall be subject to, and Parent shall not enter into such definitive agreements without, the approval of the Requisite Investors. The Debt Commitment Letter may not be terminated by Parent or any of its Subsidiaries without prior written approval of the Requisite Investors.

2.3 Management Arrangements.

2.3.1 Subject to Section 2.3.2, the Requisite Investors may cause Parent and/or the Surviving Corporation to negotiate and enter into definitive agreements with certain members of management of the Company and/or its Subsidiaries with respect to the terms of such management member’s employment, compensation, bonus and incentives, rollover equity and/or equity incentives at and following the Closing on such terms as the Requisite Investors may approve; provided, that for the avoidance of doubt, no commitments or agreements with any member of management of the Company and/or its Subsidiaries may be entered into without the prior written consent of the Requisite Investors.

2.3.2 The parties agree that Parent will and will cause the Company to (i) enter into an employment agreement with MD at Closing in the form attached hereto as Exhibit E and (ii) issue to MD Parent Stock Options in accordance therewith.

2.4 Reserved.

2.5 Stockholders Agreement. From and after the date hereof, each Investor agrees to negotiate in good faith and enter into, prior to or concurrently with the Closing, a stockholders agreement consistent with the terms set forth in Exhibit A and, to the extent necessary, one or more other definitive agreements with respect to such matters as are set forth in Exhibit A, in each case, with such additional or modified terms as the Requisite Investors may mutually agree (the “Stockholder Agreement Documents”). In the event that the Stockholder Agreement Documents are not executed and delivered by the Investors prior to or at the Closing, (i) each Investor agrees to continue to negotiate in good faith and enter into such agreements as soon as possible following the Closing, in each case, consistent with the terms set forth in Exhibit A, with such additional or modified terms as the Requisite Investors may mutually agree and (ii) until such time as the Stockholder Agreement Documents may be executed and delivered by the Investors and Parent, each Investor and Parent agrees that the terms and provisions set forth in Exhibit A shall be binding on, and shall govern with respect to the matters set forth therein and that each of such parties will comply with all of the terms set forth on Exhibit A.

2.6 Equity Commitments; Rollover Commitments.

2.6.1 Each of SLP III and SLP IV hereby affirms and agrees that it is bound by the provisions set forth in the Equity Investors Commitment Letter, each MD Investor hereby affirms and agrees that it is bound by the provisions set forth in the MD Investors Commitment Letter and MSDC Investor hereby affirms and agrees that it is bound by the provisions set forth in the MSDC Investor Commitment Letter, and each Investor hereby affirms and agrees that Parent, acting at the direction of either Requisite Investor, shall be entitled to enforce the provisions of the Equity Investors Commitment Letter, the MD Investors Commitment Letter and the MSDC Investor Commitment Letter in accordance with this Agreement and the terms of the Equity Investors Commitment Letter, MD Investors Commitment Letter and MSDC Investor Commitment Letter, as the case may be, but only if either (a) (i) the Requisite Investors have determined that all Closing Conditions have been satisfied or have determined to waive all unsatisfied Closing Conditions and (ii) Parent or the Company has received or will receive substantially simultaneously with the Closing (x) the proceeds of the Debt Financing (or any alternate financing pursued by the Requisite Investors) and (y) the proceeds pursuant to the issuance and sale of certain securities of Parent pursuant to the terms and conditions of the Securities Purchase Agreement or (b) the Company is permitted to cause Parent to enforce the provisions of the Equity Investors Commitment Letters and the MD Investors Commitment Letter under the specific circumstances and as specifically set forth therein and in Section 8.5(b) of the Merger Agreement and does in fact so cause Parent to enforce such provisions. Parent shall not attempt to enforce the Equity Investors Commitment Letter, the MD Investors Commitment Letter or the MSDC Investor Commitment Letter until the conditions set forth in this Section 2.6.1 have been satisfied. Subject to the foregoing provisions of this Section 2.6.1, Parent shall have no right to enforce the Equity Investors Commitment Letter, MD Investors Commitment Letter or MSDC Investor Commitment Letter unless directed to do so by the Requisite Investors in accordance with this Section 2.6.1.

2.6.2 Each Investor agrees to vote, if applicable, all of its direct and indirect equity interests in Parent, including shares of Parent Common Stock, to cause Parent to (i) create such series and classes of equity interests and (ii) issue and sell or exchange (as the case may be) such series and classes of equity interests to the Investors in accordance with the Merger Agreement, the Investor Commitment Letters and this Agreement. In addition, each Investor agrees to cause Parent to issue and sell 7.25% unsecured subordinated notes of the Parent in an original aggregate principal amount on the terms and subject to the conditions set forth in the Securities Purchase Agreement. In furtherance of the foregoing, other than as agreed to by the MD Investors in the MD Investors Commitment Letter, each Investor shall, unless otherwise agreed in writing by the Requisite Investors, purchase Parent Common Stock at a price equal to the Merger Consideration.

2.6.3 Except in the case of and to the extent of the Sell-Down pursuant to Section 2.6.4 or a reduction in the commitment of one or more Investors pursuant to Section 2.6.5, all equity securities issued by Parent at the Closing shall be issued to the Investors and their respective Permitted Transferees pro rata in accordance with each Investor’s Funding Percentage, other than any securities issued to management in transactions contemplated by Section 2.3.

2.6.4 Prior to the Closing, no Investor shall transfer or assign, directly or indirectly, its equity interests in Parent or its obligations and rights under its Investor Commitment Letter, other than (i) solely in the case of the death of MD, a transfer to a Permitted Transferee of MD in compliance with Section 2.7, (ii) such transfers approved in advance in writing by each of the Requisite Investors and/or (iii) as set forth in the immediately succeeding sentence; provided, that no such transfer or assignment will relieve the transferring Investor of its obligations hereunder or under its respective Investor Commitment Letter. Notwithstanding anything herein to the contrary, prior to the Closing and for a 180 day period thereafter, each of the Equity Investors, the MD Investors and MSDC Investor shall have the right to assign, transfer and syndicate (the “Sell-Down”) a portion of its equity commitment to one or more investors in accordance with this Section 2.6.4 and the section of Exhibit A titled “Sell-Down”. Any purported Transfer in violation of this Agreement with respect to any equity interests of Parent so transferred shall be null and void ab initio.

2.6.5 In the event that the Requisite Investors determine that the aggregate equity capital necessary for Parent, Intermediate and/or Merger Sub to effect the consummation of the transactions contemplated by the Merger Agreement and to pay any and all fees and expenses in connection therewith is less than the aggregate committed amount of cash and rollover equity pursuant to the Investor Commitment Letters, the amount of such reduction shall be allocated in the manner described in Exhibit A.

2.6.6 In the event that the Company, Parent or any of their respective Subsidiaries commences any tender or exchange offer to purchase Company Stock Options (an “Option Offer”) in connection with the consummation of the transactions contemplated by the Merger Agreement, each MD Investor hereby covenants and agrees not to accept the Option Offer or offer to purchase or exchange as contemplated in such Option Offer, or otherwise tender or exchange, its Company Stock Options in such Option Offer. Each MD Investor agrees that subject to and effective as of the Closing all Company Stock Options held by such MD Investor immediately prior to the Effective Time shall be canceled without any further action and shall not be entitled to receive any consideration.

2.6.7 In the event that the Company, Parent or any of their respective Subsidiaries commences a tender offer or exchange offer to purchase Company RSU Awards (an “RSU Offer”) in connection with the consummation of the transactions contemplated by the Merger Agreement, each MD Investor hereby covenants and agrees that it shall promptly tender

(or cause to be tendered) all Company RSU Awards beneficially owned by such MD Investor, and shall cause each of its Affiliates to promptly tender (or cause to be tendered), in each case no later than the second Business Day following the commencement of the RSU Offer. Subject to applicable law and United States Securities and Exchange Commission regulations, each MD Investor covenants and agrees that it shall not, and shall cause each of its Affiliates not to, withdraw any Company RSU Awards tendered by it pursuant to the RSU Offer. Each MD Investor hereby acknowledges and agrees that all outstanding Company RSU Awards held by such MD Investor shall be treated in accordance with the terms set forth in Section 2.3(b) of the Merger Agreement and that such MD Investor will take all actions reasonably requested by the Equity Investors to facilitate such treatment.

2.7 Transfer.

2.7.1 The MD Investors hereby agree not to, directly or indirectly, sell, transfer, pledge, assign, hedge, swap or otherwise encumber or dispose of (including by merger or by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any of the shares of Company Common Stock or other voting securities of the Company owned by the MD Investors or any beneficial or economic interest therein, other than a Transfer to MD; provided, however, that following the death of MD, nothing herein shall prohibit a Transfer by the MD Investors to a Permitted Transferee of the MD Investors; provided, that any Transfer pursuant to Section 2.6.4(i) or this Section 2.7.1 shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent and the Equity Investors, to assume the obligations of the MD Investors under, and be bound by all of the terms of and obligations under, this Agreement, the MD Investors Commitment Letter and the Limited Guarantee to which the applicable MD Investors are a party, and provided further that such assignment shall not relieve the transferor of its obligations under this Agreement. Any purported Transfer in violation of this Agreement with respect to any shares of Company Common Stock or other voting securities of the Company so transferred shall be null and void ab initio.

2.7.2 The Gift Trusts hereby agree not to Transfer or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any of the shares of Company Common Stock or other voting securities of the Company owned by the Gift Trusts or any beneficial or economic interest therein, other than a Transfer to MD; provided, however, that following the death of MD, nothing herein shall prohibit a Transfer by either or both Gift Trusts to a Permitted Transferee of the MD Investors; provided, that any Transfer pursuant to Section 2.6.4(i) or this Section 2.7.2 shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent and the Equity Investors, to assume the obligations of the Gift Trusts expressly binding upon the Gift Trusts under, and be bound by all of the terms and obligations expressly binding upon the Gift Trusts under, this Agreement, and provided further that such assignment shall not relieve the transferor of its obligations under this Agreement. Any purported Transfer in violation of this Agreement with respect to any shares of Company Common Stock or other voting securities of the Company so transferred shall be null and void ab initio.

2.8 Expenses.

2.8.1 In the event that the Merger is consummated, Parent shall, and to the extent necessary, shall cause the Surviving Corporation to, assume and pay or reimburse each of the Investors and the Subordinated Securities Purchaser (to the extent applicable pursuant to the terms and conditions of the Securities Purchase Agreement) and, at the request of the MD Investors, MSDC Investor or Equity Investors, as applicable, its applicable Co-Investor (if any) (provided, that consent of the non-requesting Investor shall be required for reimbursement of Co-Investors of the requesting Investor in an aggregate amount exceeding $1,000,000), for its reasonable, documented, third party out-of-pocket costs and expenses (including accountants’ and attorneys’ fees) incurred in connection with the Transaction Agreements, the Merger and the transactions and other agreements contemplated hereby and thereby, including any and all costs and expenses in connection with any action, suit, litigation, claim, investigation and/or proceeding brought by any Person (other than a party hereto) relating to, or arising from, the transactions contemplated by the Transaction Agreements.

2.8.2 In the event that the Merger Agreement is terminated under circumstances when a Company Termination Payment is not payable and the Company is not obligated to pay Parent for its expenses as provided under the Merger Agreement, then upon termination, each of the MD Investors jointly and severally, on the one hand, and SLP III and SLP IV severally and not jointly, on the other hand, shall promptly pay or reimburse an amount equal to 50% of all costs and expenses incurred or payable by Parent, Intermediate, Merger Sub and the Investors (including with respect to the Equity Investors, all out-of-pocket costs and expenses of Silver Lake Management Company III, L.L.C., Silver Lake Management Company IV, L.L.C. and their affiliates), as applicable, and, at the request of the MD Investors or Equity Investors, as applicable, and with the consent of the non-requesting Investor, any Co-Investor (if any), in respect of all aspects of the Merger, the Merger Agreement, the Securities Purchase Agreement, the Debt Financing and the transactions and other agreements contemplated hereby and thereby, including without limitation, all costs and expenses of accountants, counsel and other representatives, and all due diligence, structuring, negotiation, execution, financing, filing, litigation and other costs and expenses (other than as described below in Section 2.16) (the “Allocable Expenses”). In the event that the Merger Agreement is terminated under circumstances when a Company Termination Payment is payable or the Company is obligated to pay Parent for its expenses as provided under the Merger Agreement, upon termination, each Investor shall be responsible for all, and shall not be entitled to seek reimbursement in respect of any, of the costs and expenses incurred or payable by such Investor in respect of all aspects of the Merger, the Merger Agreement, the Securities Purchase Agreement, the Debt Financing and the transactions and other agreements contemplated hereby and thereby, including without limitation, all costs and expenses of its accountants, counsel and other representatives, and all due diligence, structuring, negotiation, execution, financing, filing, litigation and other costs and expenses.

2.9 Company Termination Payment. Any Company Termination Payment payable by the Company or any of its Affiliates to Parent, Intermediate, Merger Sub or any of their designees pursuant to the Merger Agreement or otherwise shall be paid directly to the Equity Investors or their designees. Any (i) amounts other than the Company Termination Payment otherwise payable to, or at the direction of or to the designees of, Parent, Intermediate or Merger Sub under or with respect to the Merger Agreement and/or (ii) amounts otherwise payable by a proposed provider of Debt Financing to, or at the direction of or to the designees of, Parent, Intermediate or Merger Sub as damages relating to a failure to provide the Debt Financing or otherwise shall be payable directly to the Investors or their designees in proportion to their respective Funding Percentage of such amounts.

2.10 Board of Directors of Parent. As of the date hereof, the board of directors of Parent (the “Board”) shall be comprised of up to four directors and each of the Requisite Investors shall be entitled to up to two designees to the Board. SLP III and SLTI III shall jointly appoint the director designees of the Equity Investors.

2.11 Notices. Any notices or correspondence received by Parent under, in connection with, or related to this Agreement, the Merger Agreement and/or the Securities Purchase Agreement shall be promptly provided to each Investor at the address set forth in Section 3.1.

2.12 Representations, Warranties and Covenants.

2.12.1 Each Investor hereby represents and warrants to the other Investors and to the Gift Trusts that:

(a) the execution, delivery and performance of this Agreement and the Investor Commitment Letter to which it is a party has been duly and validly authorized and approved by all necessary organizational, corporate, limited liability company, partnership, trust or other similar action, and no other proceedings or actions on the part of such Investor are or will be necessary therefor;

(b) this Agreement and the Investor Commitment Letter to which it is a party have been duly and validly executed and delivered by such Investor and constitute (and will continue to constitute) a legal, valid and binding agreement of such Investor enforceable, in the case of this Agreement, by each other party hereto, or, in the case of the Investor Commitment Letter to which it is a party, by Parent, against such Investor in accordance with their respective terms (including the terms hereof regarding such enforcement), subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar applicable laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity;

(c) the execution, delivery and performance by such Investor of this Agreement and the Investor Commitment Letter to which it is a party do not and will not (i) violate its organizational, corporate, limited liability company, partnership, trust or other similar documents, (ii) violate any applicable law or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of any benefit under, any material contract to which such Investor is a party;

(d) such Investor has not entered, and will not enter, into any agreement, arrangement or understanding with any other potential investor or acquiror or group of potential investors or acquirors of the Company or any of its Subsidiaries, or with the Company, that relates to this Agreement or any of the Transaction Agreements, other than (i) this Agreement and the agreements expressly contemplated by this Agreement (including the Stockholders Agreement and the Voting Agreement and the Agreements described on Schedule B thereto) and all the Exhibits, Schedules and Annexes to any of the foregoing, (ii) as may be related to the Sell-Down, and/or (iii) any debt financing agreements and arrangements between Affiliates of the Investors; provided, that this Section 2.12.1(d) shall not limit or restrict (x) MD in acting in his capacity as an officer and a director of the Company and exercising his fiduciary duties and responsibilities in his capacity as such, or (y) MD or any other MD Investor or MSDC Investor, prior to the Stockholder Approval, from holding discussions or negotiations, or entering into any agreement, arrangement or understanding, in each case, in connection with an Acquisition Proposal; provided, that in the case of this clause (y), (A) the Company is permitted pursuant to Section 5.3(a) or 5.3(c) of the Merger Agreement to engage in discussions with such Persons or groups of Persons regarding an Acquisition Proposal and (B) any such agreement, arrangement or understanding does not prevent MD or the other MD Investors or MSDC Investor from fulfilling their obligations under Section 2.1 and the other provisions of this Agreement, the MD Investors Commitment Letter and/or the MSDC Investor Commitment Letter (unless, in the case of obligations that terminate upon the termination of the Merger Agreement in accordance with its terms, the Merger Agreement is so terminated); and

(e) none of the information supplied in writing by or on behalf of such Investor specifically for inclusion or incorporation by reference in the Schedule 13E-3, Proxy Statement or any other filings contemplated by the Merger Agreement will cause a breach of the representations and warranties of Parent, Intermediate or Merger Sub set forth in the Section 4.5 of the Merger Agreement.

2.12.2 Each Gift Trust hereby represents and warrants to the Investors that:

(a) such Gift Trust has been duly created and is validly existing and being administered under the laws of the State of Texas, and that the Trustee signing this Agreement on behalf of such Gift Trust is the current Trustee of such Gift Trust and, under the terms and conditions of the documents governing such Gift Trusts, has full authority to act on behalf of and to bind such Gift Trust;

(b) the execution, delivery and performance of this Agreement has been duly and validly authorized and no other proceedings or actions on the part of such Gift Trust are or will be necessary therefor;

(c) this Agreement has been duly and validly executed and delivered by such Gift Trust and, with respect to the sections of this Agreement expressly applicable thereto only, constitutes (and will continue to constitute) a legal, valid and binding agreement of such Gift Trust enforceable by each other party hereto against such Gift Trust in accordance with its terms (including the terms hereof regarding such enforcement), subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar applicable laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity;

(d) the execution, delivery and performance by such Gift Trust of this Agreement does not and will not (i) violate the terms of the documents governing such Gift Trust, (ii) violate any applicable law or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of any benefit under, any material contract to which such Gift Trust is a party;

(e) as of the date hereof, (i) the Gift Trusts have good and valid title, free and clear of any Liens, to 2,964,869 shares of Company Common Stock (the “Gift Trust Shares”) and (ii) other than the Gift Trust Shares, neither Gift Trust, nor any other entity directly or indirectly controlled by such Gift Trust, owns beneficially or of record any shares of Company capital stock (or any securities convertible into, or exchangeable or exercisable for, any shares of Company capital stock or any right to receive shares of Company capital stock with or without the passage of time and/or the satisfaction of any vesting or other conditions) or any interest therein.

2.12.3 Each of SLP III and SLP IV hereby represents and warrants to the other Investors that it has, or has access to, and at Closing will have, unfunded capital commitments in an amount not less than the Equity Investor Commitment and no internal or other approval is required for SLP III and SLP IV, respectively, to fulfill each of its obligations under the Equity Investors Commitment Letter.

2.12.4 MD hereby represents and warrants to the other Investors that he has, or has access to, and at Closing will have, sufficient funds in an amount not less than his Cash Commitment (as defined in the MD Investors Commitment Letter). MSDC Investor hereby represents and warrants to the other Investors that together with its affiliated investment funds it has, or has access to, and at Closing will have, unfunded capital commitments or otherwise have sufficient funds in an amount not less than the MSDC Cash Commitment and no internal or other approval is required for MSDC Investor to fulfill its obligations under the MSDC Investor Commitment Letter applicable to it.

2.12.5 Each MD Investor hereby represents and warrants to the other Investors that:

(a) as of the date hereof, (i) the MD Investors have good and valid title, free and clear of any Liens (other than any of Lien that would not prevent or delay the MD Investors’ ability to perform their obligations hereunder), to 270,334,514 shares of Company Common Stock and (ii) other than the shares of Company Common Stock described in the foregoing clause (i) and the Gift Trust Shares and other than Company Stock Options, Company RSU Awards and no more than 120,000 shares of Company Common Stock in the aggregate for all MD Investors held in a 401(k) benefit plan of the Company, none of such MD Investor, any other entity directly or indirectly controlled by such MD Investor, or any estate planning trust, partnership or entity of such MD Investor (other than another MD Investor), owns beneficially or of record any shares of Company capital stock (or any securities convertible into, or exchangeable or exercisable for, any shares of Company capital stock or any right to receive shares of Company capital stock with or without the passage of time and/or the satisfaction of any vesting or other conditions) or any interest therein;

(b) as of the Closing, the MD Investors will have good and valid title, free and clear of any Liens (other than any of Lien that would not prevent or delay such MD Investor’s ability to perform its obligations hereunder), to 273,299,383 shares of Company Common Stock (the “Rollover Shares”),

(c) other than the Voting Agreement, (i) such MD Investor has not entered into, and shall not enter into, any voting agreement or voting trust with respect to any Rollover Shares that is inconsistent with such MD Investor’s obligations pursuant to this Agreement and/or the MD Investors Commitment Letter, and (ii) such MD Investor has not granted, and shall not grant, a proxy or power of attorney with respect to any Rollover Shares that is inconsistent with such MD Investor’s obligations pursuant to this Agreement and/or the MD Investors Commitment Letter.

2.12.6 Each Investor and Gift Trust agrees to notify Parent and the other Investors and Gift Trusts promptly in writing of the number of any shares of Company Common Stock, any other voting securities, any options, warrants, restricted stock units or other rights to purchase shares of Company Common Stock or other voting securities of the Company and any other securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting securities of the Company acquired by such Investor, if any, after the date hereof (including, without limitation, by purchase, as a result of a stock dividend or distribution, stock split, recapitalization, combination, reclassification, exchange or change of such shares or the like, or upon exercise or conversion of any securities).

2.12.7 Each Investor hereby represents and warrants to the other Investors that, other than the Equity Investors Commitment Letter, MD Investors Commitment Letter, the

MSDC Investor Commitment Letter, the Voting Agreement and the agreements listed on Section 4.8 of the Parent Disclosure Letter, there are no contracts, undertakings, commitments, agreements, obligations, arrangements or understandings, whether written or oral, between such Investor or any of its Affiliates, on the one hand, and any beneficial owner of outstanding Shares or any member of the Company’s management or the Company Board, on the other hand, (i) relating in any way to such Shares, the transactions contemplated by the Merger Agreement, or to the ownership or operations of the Company after the Effective Time, or (ii) prohibiting the parties to the Voting Agreement from taking the actions described therein.

2.12.8 Each Investor that is an Affiliate of a Parent Party represents and warrants to the other Investors that, except as set forth in Section 4.9 of the Parent Disclosure Letter, none of such Investor or any of its Affiliates that is an Affiliate of a Parent Party beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company and none of such Investor or any of its Affiliates that is an Affiliate of a Parent Party has any rights to acquire, directly or indirectly, any shares of Company Common Stock except pursuant to the Merger Agreement, the MD Investors Commitment Letter, agreements to which the Company is a party and as set forth in Section 4.9 of the Parent Disclosure Letter.

2.13 Waiver of Appraisal Rights; Further Assurances. Each MD Investor hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for its Rollover Shares in connection with the Merger, in each case, that such MD Investor may have under applicable law, including pursuant to Section 262 of the DGCL. From time to time, at Parent’s request and without further consideration, each of the Investors shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Each of the Investors further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Intermediate, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

2.14 Regulatory Matters. Each Investor will use reasonable efforts to supply and provide information that is complete and accurate in all material respects to any Governmental Entity requesting such information in connection with filings or notifications under, or relating to, applicable laws that are required as a result of the Merger Agreement, the Securities Purchase Agreement and/or the related financings and transactions.

2.15 Contribution With Respect to Limited Guarantees. The Investors shall cooperate in defending any claim that the Investors are or any one of them is liable to make payments under the Limited Guarantees. Subject to Section 2.16, each Investor agrees to contribute to the amount paid or payable by any other Investor in respect of the Limited Guarantees so that each Investor will have paid its Funding Percentage of the aggregate amount paid under all of the

Limited Guarantees; provided, that it is understood and agreed that no Investor shall be obligated to pay an amount pursuant to its own Limited Guarantee and the terms of this Section 2.15 that, in the aggregate, exceeds the applicable maximum amount it is obligated to pay pursuant to its own Limited Guarantee.

2.16 Indemnification. In the event that (i) the Merger Agreement is terminated and the Parent Termination Fee and/or other losses or damages are paid or are payable pursuant to the Merger Agreement by or on behalf of Parent, Intermediate or Merger Sub or any amount is payable under any Limited Guarantees and (ii) either a MD Investor’s, MSDC Investor’s or an Equity Investor’s breach of their respective express obligations under the Investor Commitment Letter to which it is a party solely has caused the termination giving rise to such obligation to pay the Parent Termination Fee and/or other losses or damages (“Parent Damages”), MD (in the event of such a breach by any MD Investor or MSDC Investor) or SLP III and SLP IV severally and not jointly (in the event of such a breach by any Equity Investor) (such Investors, as the case may be, the “Indemnifying Investor”) shall indemnify and hold harmless each other Investor that is not an Indemnifying Investor (such Investor or Investors, the “Indemnified Investors”) from and against all expenses, losses and damages incurred under the Limited Guarantees or other losses or damages and any out-of-pocket costs or expenses attributable to the Parent Termination Fee or such other losses or damages, whether pursuant to the Limited Guarantees or otherwise, including paying or reimbursing all of the Indemnified Investors’ Allocable Expenses pursuant to Section 2.8.2 (the “Indemnifiable Losses”), but Indemnifiable Losses shall not include lost profits, diminution in value or consequential, special or punitive damages except to the extent recovered by the Company or any third party and which constitute Parent Damages. If any of the MD Investors or MSDC Investor, on the one hand, and any of the Equity Investors, on the other hand, breached their respective express obligations under the Investor Commitment Letter to which it is a party and such breaches both have caused the termination giving rise to such obligation to pay Parent Damages, then MD and the Equity Investors shall each be Indemnifying Investors, and the obligations of MD, on the one hand, and the Equity Investors, on the other hand, shall be several and not joint, with each responsible for its pro rata share of the Indemnifiable Losses based on their respective Funding Percentage at such time (with MD’s Funding Percentage being deemed equal to the aggregate Funding Percentages of the MD Investors and MSDC Investor for this purpose). Notwithstanding anything herein to the contrary, it is understood and agreed that (a) if the Parent Termination Fee and/or other losses or damages are paid or are payable pursuant to the Merger Agreement solely because of the failure of the Debt Financing (as defined in the Merger Agreement) to be available on the date on which the Closing is required to occur pursuant to the Merger Agreement, or in the event the Cash Shortfall Fee is paid or payable, then MD, on the one hand, and the Equity Investors, on the other hand, shall each pay one half of the aggregate amount of such Parent Termination Fee, Cash Shortfall Fee and/or other losses or damages paid or payable pursuant to the Merger Agreement and (b) no Investor shall be obligated to pay an amount pursuant to its own Limited Guarantee and the terms of this Agreement that, in the aggregate, exceeds the aggregate Investor Commitment of such Investor as set forth on Exhibit C. For the avoidance of doubt, (1) Parent’s, Intermediate’s and/or Merger Sub’s breach of the Merger Agreement, or the failure of the Merger to be consummated, or the termination of the Merger Agreement, in each case, solely as the result of the inability of any MD Investor to take an action under this Agreement or the MD Investors Commitment Letter, or to contribute the Rollover Shares or cash contribution to Parent pursuant to the terms and conditions of the MD Investors Commitment Letter, as a result of the death or disability of MD, shall be deemed to be a breach of the MD Investors’ express obligations under this Agreement and/or the MD Investors Commitment Letter, as the case may be, that solely has caused the obligation to pay Parent Damages such that the MD Investors shall be the “Indemnifying Investor” as contemplated in this Section 2.16 and (2) if Parent breaches Section 5.1(c) or the last sentence of Section 5.7(b) of the Merger Agreement as the result of an action or omission by either MD Investors or MSDC Investor, on the one hand, or the Equity Investors, on the other hand, MD (in the event of such a breach by any MD Investors or MSDC Investor) or SLP III and SLP IV, severally and not jointly (in the event of such a breach by any Equity Investors) shall be an “Indemnifying Investor” as contemplated in this Section 2.16.

2.17 Certain Tax Matters. Each of the Parties agrees that (i) the contribution by MD Investors of Rollover Shares and cash to Parent in exchange for shares of Parent common stock and (ii) the contribution by the Equity Investors and the MSDC Investor of cash to Parent in exchange for shares of Parent common stock, taken together (the “Contribution”), are intended to qualify as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”). Each of Parent and the Equity Investors agrees to deliver to counsel to MD a representation letter executed by Parent or the Equity Investor, as applicable, dated as of the Closing Date, substantially in the form of such party’s representation letter attached as Exhibit F hereto to support any opinion to be delivered to the MD Investors regarding the federal income tax treatment of the Contribution. In addition, each of the Investors agrees, without the prior written consent of MD, (i) not to take any action that could reasonably be expected to cause the Contribution to fail to qualify as an exchange described in Section 351 of the Code and (ii) in the event of a transfer by an Equity Investor of a portion of its equity commitment pursuant to a Sell-Down prior to the Closing, to require the applicable transferee, as a condition to such transfer, to covenant that such transferee will deliver to counsel to MD a representation letter executed by such transferee, dated as of the Closing Date, substantially in the form of the representation letter to be delivered to such counsel by the Equity Investor. Notwithstanding anything to the contrary herein or in any representation letter delivered by Parent pursuant to this Section 2.17, in no event shall Parent be liable to any party (including the MD Investors) for the failure of any representation, warranty or covenant contained in its representation letter to be true, correct or complete or for Parent’s failure to comply with any covenant contained in such representation letter.

2.18 Voting and Support Agreement. Each of the Investors acknowledges and agrees that, concurrently with execution of the Merger Agreement, and as a condition to the Company’s willingness to enter into the Merger Agreement, the MD Investors are executing a Voting and Support Agreement (the “Voting Agreement”) with the Company in the form set forth on Exhibit G. Notwithstanding any other provision of this Agreement, compliance by the MD Investors with the terms of the Voting Agreement shall not be deemed to violate this Agreement or any representation, warranty, covenant or other provision herein.

2.19 Charter Amendments.

2.19.1 The Investors will as promptly as possible after the date of this Agreement cause the certificates of incorporation of Parent, Intermediate and Merger Sub to be amended to provide that any act by or on behalf of Parent, Intermediate or Merger Sub that has not been authorized in accordance with this Agreement or that otherwise violates or is inconsistent with this Agreement shall be null and void ab initio.

2.19.2 The Investors will cause the certificates of incorporation of Parent and those subsidiaries of Parent contemplated in the Stockholder Agreement Documents to be amended as soon as practicable following the Effective Time to conform to the terms set forth in Exhibit A.

2.20 Gift Trust Sale. On or prior to the Closing Date (but conditional upon the occurrence of the Closing), MD shall acquire from the Gift Trusts, and the Gift Trusts shall sell to MD, all of the shares of Company Common Stock held on the date hereof by the Gift Trusts.

ARTICLE III

MISCELLANEOUS

3.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

(i)	If to Parent:

Michael S. Dell c/o Dell Inc. One Dell Way Round Rock, TX 78682
Facsimile:	(512) 283-1469
and Silver Lake Partners 2775 Sand Hill Road Suite 100 Menlo Park, CA 94025
Attention:	Karen King
Facsimile:	(650) 233-8125

and
Silver Lake Partners 9 West 57th Street, 32nd Floor New York, NY 10019
Attention:	Andrew J. Schader
Facsimile:	(212) 981-3535
with a copy to (which shall not constitute notice or constructive notice):
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019
Facsimile:	(212) 403-2000
Attention:	Steven A. Rosenblum Andrew J. Nussbaum Gordon S. Moodie
and
Simpson Thacher& Bartlett LLP 2475 Hanover Street Palo Alto, CA 94304
Attention:	Rich Capelouto
Chad A. Skinner
Facsimile:	(650) 251-5002

(ii)	If to any MD Investor or Gift Trust:

Michael S. Dell c/o Dell Inc.
One Dell Way Round Rock, TX 78682
Facsimile:	(512) 283-1469
with a copy to (which shall not constitute notice or constructive notice):
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019
Attention:	Steven A. Rosenblum
Andrew J. Nussbaum Gordon S. Moodie
Facsimile:	(212) 403-2000

(iii)	If to MSDC Investor:

MSDC Management, L.P. 645 Fifth Avenue 21st Floor New York, NY 10022-5910
Attention:	Marc R. Lisker
Facsimile:	(212) 303-1772
with a copy to (which shall not constitute notice or constructive notice):
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019
Attention:	Steven A. Rosenblum
Andrew J. Nussbaum Gordon S. Moodie
Facsimile:	(212) 403-2000

(iv)	If to an Equity Investor:

c/o Silver Lake Partners 2775 Sand Hill Road, Suite 100 Menlo Park, California 94025
Facsimile:	(650) 233-8125
Attention:	Karen King
c/o Silver Lake Partners 9 West 57th Street, 32nd Floor New York, NY 10019
Attention:	Andrew J. Schader
Facsimile:	(212) 981-3535
with a copy to (which shall not constitute notice or constructive notice):
Simpson Thacher& Bartlett LLP 2475 Hanover Street Palo Alto, CA 94304
Attention:	Rich Capelouto Chad A. Skinner
Facsimile:	(650) 251-5002

3.2 Amendment. This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by the Requisite Investors.

3.3 Severability. In the event that any provision hereof would, under applicable Law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

3.4 Remedies. The parties hereto agree that, except as provided herein, this Agreement will be enforceable by all available remedies at law or in equity (including, without limitation, specific performance).

3.5 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Equity Investors or the MSDC Investor may be a partnership or limited liability company, each of Parent and each Investor by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Person other than the Equity Investors or the MSDC Investor shall have any obligation hereunder with respect to the obligations of the Equity Investors or the MSDC Investor, respectively, and no recourse under this Agreement or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, Affiliates, members, managers, general or limited partners, agents, attorneys or other representatives of the Equity Investors or the MSDC Investor, or any of their successors or assigns, or any former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, Affiliates, members, managers, general or limited partners, agents, attorneys or other representatives or successors or assignees of any of the foregoing (each, a “SLP Related Party” or an “MSDC Related Party”, respectively, and collectively, the “SLP Related Parties” or “MSDC Related Parties”, respectively), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any SLP Related Party or MSDC Related Party for any obligations of any Equity Investor or the MSDC Investor, respectively, or any of its successors or permitted assigns under this Agreement or any documents or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim (whether at law or equity, in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation.

3.6 No Third Party Beneficiaries. Except as provided in Section 3.12, this Agreement shall be binding on each party hereto solely for the benefit of each other party hereto and nothing set forth in this Agreement, express or implied, shall be construed to confer, directly or indirectly, upon or give to any Person other than the parties hereto any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the parties hereto to enforce, any provisions of this Agreement; provided, however, that the SLP Related Parties and the MSDC Related Parties are express intended third party beneficiaries of Section 3.5.

3.7 Confidentiality. Each party hereto agrees to, and shall cause its Representatives to, keep any information supplied by or on behalf of any of the other parties to this Agreement, confidential (“Confidential Information”) and to use, and cause its Representatives to use, the Confidential Information only in connection with the Merger, the Transaction Agreements and the transactions contemplated hereby and thereby; provided, however, that the term “Confidential Information” does not include information that (a) is already in such party’s possession, provided that such information is not subject to another confidentiality agreement with or other obligation of secrecy to any person, (b) is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by such party or such party’s Representatives, or (c) is or becomes available to such party on a non-confidential basis from a source other than any of the parties hereto or any of their respective Representatives (provided, that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to any person). Notwithstanding the foregoing, nothing herein shall prevent any party hereto from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such party, (iii) to the extent required by law or regulation, (iv) solely with respect to MD providing information regarding the Company, MD or his Affiliates to any person to the extent the Company is not prohibited from providing information regarding the Company and its Subsidiaries to such person under the Merger Agreement (but in no event shall MD be permitted to disclose any Confidential Information provided by, or regarding, any Equity Investor, its Affiliates and/or their respective Representatives, including their analysis of the Company and its Subsidiaries and structuring, and investment therein), (v) to the extent necessary in connection with the exercise of any remedy hereunder, (vi) in connection with a Sell-Down (including soliciting prospective investors) (subject to the prior execution by any recipient of Confidential Information of a confidentiality agreement reasonably acceptable to Parent), (vii) to such party’s Representatives and/or (viii) that is customarily provided to limited partners or investors or potential limited partners or investors in such party’s affiliated investment funds provided that such limited partners or investors or potential limited partners or investors are subject to a customary confidentiality obligation (it being understood and agreed that, in the case of clause (i), (ii) or (iii), such party shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable and request confidential treatment of any information so disclosed).

3.8 Press Release; Communications. The parties will coordinate any and all notices, releases, statements, communications to the general public or the press and any required filings, in each case, relating to this Agreement, the Merger Agreement, the Securities Purchase Agreement or the transactions contemplated hereby or thereby. Such releases, statements, communications and/or filings shall be made only at such times and in such manner as may be agreed upon by the Requisite Investors; provided, that any Investor shall be entitled to issue such press releases and to make such public statements as are required by applicable law, in which case any other Investor shall be advised thereof and such Investor together with the Requisite

Investors shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, further, that to the extent practicable, any required filing shall be approved by the Requisite Investors, with such approval not to be unreasonably withheld, conditioned or delayed prior to the public disclosure thereof. Once and solely to the extent such information has been made available to the general public in accordance with this Agreement, this Section 3.8 shall no longer apply to such information (other than in the case of any such required filings, which shall to the extent practicable be subject to the prior approval of the Requisite Investors).

3.9 Governing Law; Consent to Jurisdiction. This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by an party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 3.9, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 3.1.

3.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY DIRECT OR INDIRECT ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) MAKES THIS WAIVER VOLUNTARILY AND (C) ACKNOWLEDGES THAT EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 3.10.

3.11 Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission or waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

3.12 Other Agreements; Assignment. This Agreement, together with the Exhibits attached hereto and the agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties or any of their Affiliates with respect to the subject matter contained herein except for the Merger Agreement, the Limited Guarantees, the Investor Commitment Letters and such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms. Other than as expressly provided herein, this Agreement may not be assigned (whether by operation of law or otherwise) without the prior written consent of the parties hereto. Any attempted assignment in derogation of the foregoing shall be null and void. This Agreement shall be binding on each Investor and its successors and permitted assigns (but in the case of the Gift Trusts, only with respect to the sections of this Agreement expressly binding thereon), and in the case of MD, his executors, administrators, personal representatives and heirs.

3.13 No Representations or Duty. Each Investor specifically understands and agrees that no Investor has made or will make any representation or warranty with respect to the terms, value or any other aspect of the transactions contemplated hereby, and each Investor explicitly disclaims any warranty, express or implied, with respect to such matters. In addition, each Investor specifically acknowledges, represents and warrants that it is not relying on any other Investor (a) for its due diligence concerning, or evaluation of, the Company or its assets or businesses, (b) for its decision with respect to making any investment contemplated hereby or (c) with respect to tax and other economic considerations involved in such investment. In making any determination contemplated by this Agreement, each Investor may make such determination in its sole and absolute discretion, taking into account only such Investor’s own views, self-interest, objectives and concerns. No Investor shall have any fiduciary or other duty to any other Investor or to Parent except as expressly set forth in this Agreement.

3.14 General. Nothing in this Agreement shall be deemed to constitute a partnership between any of the parties, nor shall any party constitute the partner or agent of any other party for any purpose.

3.15 Gift Trusts. The Gift Trusts shall be considered “Investors” for purposes of this Article III.

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

DENALI HOLDING, INC.

By:	/s/ Egon Durban
	Name:	Egon Durban
	Title:	President

By:	/s/ Michael S. Dell
	Name:	Michael S. Dell

SUSAN LIEBERMAN DELL SEPARATE PROPERTY TRUST

By:	/s/ Susan L. Dell
	Name:	Susan L. Dell
	Title:	Trustee

FOR PURPOSES OF SECTIONS 2.7.2, 2.12.2, 2.12.6, 2.20 AND ARTICLE III ONLY,

MICHAEL S. DELL 2009 GIFT TRUST

By:	/s/ Susan L. Dell
	Name:	Susan L. Dell
	Title:	Trustee

SUSAN L. DELL 2009 GIFT TRUST

By:	/s/ Steven A. Lieberman
	Name:	Steven A. Lieberman
	Title:	Trustee

[Interim Investors Agreement Signature Page]

MSDC MANAGEMENT, L.P.

By:	/s/ Marc R. Lisker
	Name:	Marc R. Lisker
	Title:	Managing Director

EQUITY INVESTORS

SILVER LAKE PARTNERS III, L.P.

By:	Silver Lake Technology Associates III, L.P., its general partner

By:	SLTA III (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ James Davidson
	Name:	James Davidson
	Title:	Managing Director

SILVER LAKE PARTNERS IV, L.P.

By:	Silver Lake Technology Associates IV, L.P., its general partner

By:	SLTA IV (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ James Davidson
	Name:	James Davidson
	Title:	Managing Director

[Interim Investors Agreement Signature Page]

SILVER LAKE TECHNOLOGY INVESTORS III, L.P.

By:	Silver Lake Technology Associates III, L.P., its general partner

By:	SLTA III (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ James Davidson
	Name:	James Davidson
	Title:	Managing Director

[Interim Investors Agreement Signature Page]

SPOUSAL CONSENT

In consideration of the execution of that certain Rollover and Equity Financing Commitment Letter, dated as of February 5, 2013 (the “MD Investors Commitment Letter”), by and between Denali Holdings, Inc., a Delaware corporation (“Parent”), Michael S. Dell (“MD”) and Susan Lieberman Dell Separate Property Trust, I, Susan L. Dell, the spouse of MD, have read and approve of the provisions of the MD Investors Commitment Letter and the Interim Investors Agreement, dated as of the date hereof, by and among Parent, MD and the other parties thereto (the “Interim Investor Agreement”), and do hereby join with my spouse in executing the MD Investors Commitment Letter and the Interim Investor Agreement. I agree to be bound by and accept the provisions of the MD Investors Commitment Letter and the Interim Investor Agreement. I also agree that all interests that I may have in the shares and securities subject to the MD Investors Commitment Letter and Interim Investor Agreement shall be subject thereto, whether such interest is separate property, community property or otherwise.

I hereby acknowledge that I have been advised of my right to seek independent counsel before executing this consent and that I have done so to the full extent I deem necessary to advise me of my rights and protect my interest.

Dated as of February 5, 2013

/s/ Susan Lieberman Dell
Name:	Susan Lieberman Dell

[Susan Lieberman Dell Spousal Consent]

SPOUSAL CONSENT

In consideration of the execution of that certain Rollover and Equity Financing Commitment Letter, dated as of February 5, 2013 (the “MD Investors Commitment Letter”), by and between Denali Holdings, Inc., a Delaware corporation (“Parent”), Michael S. Dell (“MD”) and Susan Lieberman Dell Separate Property Trust, I, Michael S. Dell, the spouse of Susan L. Dell, have read and approve of the provisions of the MD Investors Commitment Letter and the Interim Investors Agreement, dated as of the date hereof, by and among Parent, MD and the other parties thereto (the “Interim Investor Agreement”), and do hereby join with my spouse in executing the MD Investors Commitment Letter and the Interim Investor Agreement. I agree to be bound by and accept the provisions of the MD Investors Commitment Letter and the Interim Investor Agreement. I also agree that all interests that I may have in the shares and securities subject to the MD Investors Commitment Letter and Interim Investor Agreement shall be subject thereto, whether such interest is separate property, community property or otherwise.

I hereby acknowledge that I have been advised of my right to seek independent counsel before executing this consent and that I have done so to the full extent I deem necessary to advise me of my rights and protect my interest.

Dated as of February 5, 2013

/s/ Michael S. Dell
Name:	Michael S. Dell

[Michael S. Dell Spousal Consent]